Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS LIFE SCIENCES, INC.

Convertible Promissory Note

Principal Amount:	$5,000,000	Loan Date:	January 15, 2018

Currency:	U.S. Dollars	Term:	Two Years

Interest Rate:	10%	Loan Due Date:	January 15, 2020

Interest Payment Period:	Interest is accrued on a daily basis and paid every six months

Lender:	Wealth Threshold Limited

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation, located at 21250 Hawthorne Blvd., Suite 800, Torrance, CA  90503 (“Borrower”) hereby promises to pay to the order of Lender the sum of the Principal Amount in the stated Currency, together with any accrued interest at the stated Interest Rate, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1. Terms of Repayment (Balloon Payment): The entire unpaid Principal Amount and any accrued interest shall become immediately due and payable upon the stated Loan Due Date. Simple interest at the stated Interest Rate will accrue on the outstanding Principal Amount commencing on the Loan Date of this Note.

2. Prepayment: This Note may not be prepaid.

3. Place of Payment: All payments including unpaid Principal Amount and any accrued interest due under this Note shall be made by wire transfer of funds to the account of Lender, as noted in Attachment 1 hereto, or at such other place as the Lender or subsequently assigned holder (“Holder”) of this Note may designate in writing in the future.

4. Conversion:

(a)Conversion at the Election of the Holder:  Lender may by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, elect to convert some or all of the unpaid Principal Amount, plus up to all the interest accrued and unpaid thereon, into a number of shares of Common Stock determined by dividing (x) the unpaid Principal Amount plus accrued interest, if any, inserted in the conversion notice by (y) the Conversion Price Per Share. As used in this Section 4(a), “Conversion Price Per Share” means $10.00 per share of Common Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, recapitalizations and similar transactions with respect to the capital stock of Borrower). Within two weeks following receipt of such Notice of Conversion, Borrower shall deliver to Lender one or more original stock certificates representing the full number of shares of Common Stock issuable upon such conversion, and provision shall be made for any fraction of a share as provided in Section 4(b) below. Upon such conversion, and provided that the Borrower has complied fully with all of its obligations under this Section 4(a), the holder of this Note shall not have any further rights under this Note (including the right to receive payment of principal or interest hereunder) other than those rights set forth in this Section 4 in relation only to such part of the Principal Amount which has been converted.  For the avoidance of doubt, the Lender may issue any number of Notice of Conversion to the Borrower during the term of this Promissory Note.

(b)Fractional Shares:  No fractional shares or scrip shall be issued upon conversion of this Note.  The number of full shares of Common Stock issuable upon conversion of this Note shall be computed on the basis of the aggregate value of such part of the outstanding principal of and, as applicable in accordance with the terms of this Section 4, accrued interest on this Note so surrendered.  The value of any fractional shares of Common Stock shall be paid in cash by the Borrower to the Lender.

5. Default: In the event of default, which includes but not limited to failure to repay the outstanding Principal Amount and all accrued interest on maturity, failure to effect conversion after receipt of a Notice of Conversion and failure to pay accrued interest when due, the default interest rate of 17% per annum shall apply to such part of the Principal Amount which remains outstanding as at the date when the default first occurs and such default interest rate shall apply for so long as the default remains not remedied, and the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

6. Acceleration of Debt: If the Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) fails to deliver shares to the Lender by the deadline set forth in Section 4 hereof, (iii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, (iv) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (v) makes a general assignment for the benefit of its creditors or (vi) admits in writing that it is generally unable to pay its debts as they become due, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

7. Modification: No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the Borrower and the Lender. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8. Complete Note: This Note is the complete and exclusive statement of agreement of the Borrower and Lender with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the Borrower and Lender with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on either the Borrower or Lender. Each Holder of this Note, by its acceptance hereof, agrees to be bound by, and shall be entitled to the benefits of, the terms set forth herein.

9. Transfer of the Note:

(a)Subject to Section 9(b) hereof, this Note may be transferred with the Borrower’s approval, in whole or in part, at any time or from time to time, by the Lender. The Borrower hereby agrees to remain bound by the terms of this Note subsequent to any such transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note. If this Note is to be transferred, the Lender shall surrender this Note to the Borrower, together with such additional documentation as the Borrower may reasonably request, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note registered as the Lender may request, representing the outstanding Principal Amount being transferred by the Lender and, if less then the entire outstanding Principal Amount is being transferred, a new Note to the Lender representing the outstanding Principal Amount not being transferred in terms which are similar to this Note for the Principal Amount and the loan duration. The person in whose name this Note or any new Note issued in replacement hereof shall be registered shall be deemed and treated as the owner and holder thereof, and the Borrower shall not be affected by any notice or knowledge to the contrary except as provided in this Section 9(a). This Note may not be transferred by the Borrower, by operation of law or otherwise, without the prior written consent of the Lender.

(b)Lender acknowledges and agrees that this Note has been acquired for investment and has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, notwithstanding Section 9(a), neither this Note nor any interest thereon may be offered for sale, sold or transferred in the absence of registration under applicable federal and state securities laws or an opinion of counsel of the Holder reasonably satisfactory to the Borrower that such registration is not required.

10. Lost, Stolen or Mutilated Note:  Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Lender to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Lender a new Note representing the outstanding Principal Amount and accrued and unpaid interest thereon.

11. Remedies:  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

12. Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

13. Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A., without regard to conflict of law principles.

14. Additional Guarantor: Lender understands and acknowledges that Emmaus Life Sciences, Inc. is the borrower of this Note.  However, for added security to Lender, this note is guaranteed by Yutaka Niihara (“Guarantor”), M.D., CEO, who also agrees not to transfer his beneficial shares of [11,914,198] common stock of Emmaus Life Sciences, Inc. to another party without Lender’s consent. Without prejudice to the generality above, if the Borrower defaults in fulfilling any payment obligations under this Note, the Lender may claim against the Guarantor without having to make any claim against the Borrower first.

15. Future Funding Needs: Borrower agrees to consult with Lender for all future funding needs based on equity and convertible equity and agrees to grant the Lender the right of first refusal for any future equity or convertible equity offers.  Borrower agrees that future equity or convertible equity offer shall not be lower than $10 share price.  Borrower agrees to notify Lender within 3 business days for granting any outstanding stock options of 2,244,800 stock options, issue of warrants and the entering into of any arrangement/contracts for issuing potentially dilutive securities.  For illusion purpose, based on the existing share structure and taking into account of potentially dilutive securities in issue as per Attachment 2,

Wealth Threshold Limited will hold C = A/B

A: 500,000 common stock upon conversion

B: 53,336,385 common stock as per Attachment 2

C: 0.9374%

Ongoing usual business transactions such as refinancing existing convertible notes and issuing stock options are excluded.

16. Board Rights: If Lender’s aggregate convertible note investment amount reaches $20 million or more, Borrower shall grant Lender one seat to the Borrower’s Board of Directors.

17. Information Rights: Borrower shall provide quarterly report such as 10-Q, the quarterly filings with SEC, to Lender on timely basis.  Borrower shall respond to the Lender’s written request for information in reasonable time.

Signed Under Penalty of Perjury, this 11th day of January, 2018

Emmaus Life Sciences, Inc.

/s/Yutaka Niihara__________________________

By:

GUARANTOR

/s/Yutaka Niihara__________________________

By: Yutaka Niihara, MD

Acknowledged and accepted by Lender

/s/Wealth Threshold Limited________________

By:

ATTACHMENT 1

Details of Lender’s bank account:

Name of Beneficiary:	Wealth Threshold Limited
Address of Beneficiary:
Name of Beneficiary Bank:
Address of Beneficiary Bank:

Account Number:
SWIFT Code:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO:  Emmaus Life Sciences, Inc.

The undersigned hereby irrevocably elects to convert $___________________________ of the principal amount of the Note issued to the Lender by Emmaus Life Sciences, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	$
Amount of Note unconverted:	$
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Address:
Address:
Phone Number: